Exhibit 99.1

For Immediate Release

IRIDEX Announces Preliminary Unaudited Revenues for 2014 Fourth

Quarter and Full Year; 2015 Revenue Outlook

Mountain View, Calif., January 12, 2015 — IRIDEX Corporation (Nasdaq:IRIX) today reported preliminary revenues of approximately $11.5 to $11.7 million and $42.5 to $42.7 million for the fourth quarter and full year 2014, respectively. Preliminary revenues in the fourth quarter exceeded the high end of the Company’s guidance and were driven by a continued strong uptick in sales of MicroPulse™ laser systems both in the U.S. and internationally. Management had projected revenues to be between $10.9 million and $11.2 million in the fourth quarter of 2014.

“The strong top line results at year end continue to indicate an evolving global recognition of MicroPulse lasers as a clinically durable and cost-effective tool for preventing vision loss which is in line with the move in healthcare at large towards value based medicine,” said CEO William M. Moore. “Tenders from developing nations for both MicroPulse and continuous wave lasers were drivers internationally and that activity should continue into 2015 – a year in which our new glaucoma initiatives and technologies will begin to make an impact on growth.”

The Company plans to release its complete fourth quarter and full year 2014 financial results in February.

2015 Revenue Outlook

The Company currently expects to generate revenues of between $48 million and $51 million for its full year 2015.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning its preliminary and anticipated revenues, the markets in which the Company operates, trends in treatment and product usage, product plans and future product releases, and the Company’s strategic plans and objectives. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013, which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Contact:	Investor Relations Contact:

Jim Mackaness	Matt Clawson
CFO & COO	Pure Communications, Inc.
650-940-4700	949-370-8500
matt@purecommunicationsinc.com